Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Thomas G. Bevivino Executive Vice President & CFO/COO Email: tbevivino@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Adjustment to Reported Results for Second Quarter 2014

Annapolis, MD (August 1, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced an adjustment to the earnings reported in a July 15, 2014 earnings release. The adjustment is for a $1.4 million reserve being placed on certain standby letters of credit held by Severn, not previously reflected in the earnings statement.

The adjustment results in a change from net income of $824,000 or $.02 per share for the second quarter 2014, to a net loss of $576,000 or ($.12) per share.  This reserve is due to management’s decision, based on consultation with its regulators, to place a reserve on certain unsecured standby letters of credit on the books as of June 30, 2014.  Standby letters of credit are conditional commitments issued by Severn guaranteeing performance by a customer to various municipalities.

Severn determined that a reserve against certain standby letters of credit was prudent due to insufficient collateral supporting these letters of credit as of June 30, 2014.  Severn is working on a resolution of this matter and it is anticipated that adequate collateral will be obtained to warrant the reversal of a majority of the reserve in the near future.

The revised Selected Financial Data table is attached to this press release.

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $790 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Summary Operating Results:
Interest income	$7,808	$7,922	$7,983	$8,321	$8,575
Interest expense	2,130	2,115	2,204	2,301	2,364
Net interest income	5,678	5,807	5,779	6,020	6,211
Provision for loan losses	(19)	200	3,700	12,200	300
Net interest income (loss) after provision for loan losses	5,697	5,607	2,079	(6,180)	5,911
Non-interest income	962	976	1,011	1,229	1,754
Non-interest expense	7,235	5,706	8,562	7,421	7,343
Income (loss) before income tax provision	(576)	877	(5,472)	(12,372)	322
Income tax provision	-	10	-	8,176	90
Net income (loss)	$(576)	$867	$(5,472)	$(20,548)	$232

Per Share Data:
Basic earnings (loss) per share	$(0.12)	$0.03	$(0.58)	$(2.08)	$(0.01)
Diluted earnings (loss) per share	$(0.12)	$0.03	$(0.58)	$(2.08)	$(0.01)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,067,379	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,067,379	10,103,153	10,066,679	10,066,679	10,108,470

Performance Ratios:
Return on average assets	-0.07%	0.11%	-0.66%	-2.45%	0.03%
Return on average equity	-0.71%	1.06%	-6.31%	-19.07%	0.21%
Net interest margin	3.19%	3.23%	3.15%	3.21%	3.29%
Efficiency ratio*	109.32%	84.90%	88.16%	83.51%	76.03%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Balance Sheet Data:
Total assets	$788,653	$793,433	$799,603	$815,198	$839,053
Total loans receivable	616,956	614,986	614,552	608,769	642,801
Allowance for loan losses	(10,828)	(11,225)	(11,739)	(12,270)	(12,765)
Net loans	606,128	603,761	602,813	596,499	630,036
Deposits	555,780	562,964	571,249	580,915	583,271
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	82,150	83,202	82,769	88,496	109,313
Bank's Tier 1 core capital to total assets	13.2%	13.2%	12.9%	13.3%	14.9%
Book value per share	$5.51	$5.62	$5.57	$6.14	$8.21

Asset Quality Data:
Non-accrual loans	$13,401	$12,567	$11,035	$22,771	$37,537
Foreclosed real estate	5,689	5,561	8,972	13,877	13,297
Total non-performing assets	19,090	18,128	20,007	36,648	50,834
Total non-accrual loans to net loans	2.2%	2.1%	1.8%	3.8%	6.0%
Total non-accrual loans to total assets	1.7%	1.6%	1.4%	2.8%	4.5%
Allowance for loan losses	10,828	11,225	11,739	12,270	12,765
Allowance for loan losses to total loans	1.8%	1.8%	1.9%	2.0%	2.0%
Allowance for loan losses to total non-accrual loans	80.8%	89.3%	106.4%	53.9%	34.0%
Total non-performing assets to total assets	2.4%	2.3%	2.5%	4.5%	6.1%
Non-accrual troubled debt restructurings (included above)	1,868	2,390	2,091	4,750	5,908
Performing troubled debt restructurings	30,147	33,149	34,827	39,548	45,851